Exhibit 10.4
Sterling Check Corp.
Non-Employee Director Compensation Policy
(Adopted September 22, 2021
Amended January 1, 2024)
Purpose
The purpose of this Non-Employee Director Compensation Policy (this “Policy”) is to establish the cash and equity compensation for non-employee members of the Board of Directors (the “Board”) of Sterling Ultimate Parent Corp. (the “Company”) in a manner that aligns their interests with those of the Company’s shareholders and is competitive with comparable companies.
The cash and equity compensation described in this Policy shall be paid or be made, as applicable, automatically and without further action of the Board, or any committee or subcommittee thereof, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company and who is not employed by Goldman Sachs Group Inc., Caisse de dépôt et placement du Québec, or any of their respective subsidiaries or affiliates (each, a “Non-Employee Director”) who may be eligible to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company.
Effective Date
This Policy shall become effective upon the closing date of the Company’s initial public offering (the “Effective Date”), and shall remain in effect until it is revised or rescinded by further action of the Board.
Compensation

1.	Cash Compensation.

a.	Annual Retainers. Each Non-Employee Director shall receive an annual retainer of $55,000 for service on the Board.

b.
Additional Annual Retainers. In addition to the annual retainer in Section 1(a), each Non-Employee Director serving as the Non-Executive Board Chair, or as a committee member or chair, as applicable, shall receive an additional annual retainer for such service as follows:

Non-Executive Chair:	$55,000
Audit Committee Chair:	$20,000
Audit Committee Member:	$10,000
Compensation Committee Chair:	$15,000
Compensation Committee Member:	$7,500
Nominating and Corporate Governance Chair:	$10,000
Nominating and Corporate Governance Member:	$5,000

c.
Payment of Retainers. The annual retainers described in Section 1(a) and Section 1(b) (collectively, the “Annual Retainer”) shall be earned on a quarterly basis based on a calendar quarter and, except as provided in Section 1(d), shall be paid in cash by the Company in arrears not later than the fifteenth day following the end of each calendar quarter. In the event a member of the Board does not serve as a Non-Employee Director, or in the applicable positions described in Section 1(b), for an entire calendar quarter, such Non-Employee Director shall receive a prorated portion of the Annual Retainer otherwise payable to such Non-Employee Director for such calendar quarter pursuant to Section 1(a) and Section 1(b), as applicable, with such prorated portion determined by multiplying such otherwise payable portion of the Annual Retainer by a fraction, the numerator of which is the number of days during which the member of the Board serves as a Non-Employee Director and in the applicable positions described in Section 1(b) during the applicable calendar quarter and the denominator of which is the number of days in the applicable calendar quarter.

d.
Election to Receive Annual Retainer in Shares. A Non-Employee Director may elect to receive 50% or 100% of his or her Annual Retainer, in lieu of cash, in the form of shares of common stock of the Company (“Shares”), provided that such election is timely made in accordance with the procedures described in Section 1(e). Any such Shares shall be issued on the last day of the applicable calendar quarter in respect of which a portion of the Annual Retainer (such portion, the “Applicable Amount”) would otherwise have been paid in cash (or if such day is not a trading day, on the next trading day) . The number of Shares to be issued will equal the Applicable Amount divided by the closing price of a Company Share on the last trading day prior to the date of issuance, rounded to the nearest whole Share. Any Shares issued in lieu of a Non-Employee Director’s Annual Retainer shall be issued pursuant to the Plan and shall be deemed to be issued as an “Other Share-Based Award” (as defined in the Plan).

e.
Election Procedures. An election with respect to a Non-Employee Director’s Annual Retainer payable to such Non-Employee Director in the following calendar year to receive 50% or 100% in the form of Shares (a “Retainer Share Election”) must comply with the following timing requirements:
i. Elections.  A Retainer Share Election must be submitted to the Company’s Executive Vice President, Secretary and Chief Legal & Risk Officer within the Company’s fourth quarter open trading window (the “Fourth Quarter Trading Window”) of the calendar year immediately preceding the calendar year to which the Annual Retainer relates (the last day of such trading window, the “Annual Election Deadline”), and the Retainer Share Election shall become irrevocable effective as of the Annual Election Deadline, provided that if such calendar year does not contain a Fourth Quarter Trading Window, Non-Employee Directors will not be eligible to make a Retainer Share Election in such calendar year. A Retainer Share Election, once made, will remain in effect for all subsequent calendar years until revoked or revised in accordance with Section 1(e)(ii).
ii. Revocation/Revision.  A Non-Employee Director may revoke or revise his or her existing Retainer Share Election during a Fourth Quarter Trading Window by such calendar year’s Annual Election Deadline with respect to Annual Retainers related to future calendar years.  If a calendar year does not contain a Fourth Quarter Trading Window, Non-Employee Directors will not be eligible to revoke or revise a Retainer Share Election in such calendar year.

f.
Reimbursement of Expenses. The Company shall reimburse each non-employee member of the Board for all reasonable and documented travel and lodging expenses associated with attendance at Board and committee meetings, provided, that such individual timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy as in effect from time to time.

2.
Equity Compensation. Non-Employee Directors shall be granted the equity incentive awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2021 Omnibus Incentive Plan or any other applicable Company equity incentive plan then maintained by the Company (such plan, as may be amended from time to time, the “Plan”) and shall be granted subject to the execution and delivery of applicable award agreement(s), including any exhibits attached thereto. All applicable terms of the Plan and any award agreement thereunder shall apply to this Policy as if fully set forth herein.

a.
Annual Awards. Each Non-Employee Director who (i) serves on the Board as of the date of any annual meeting of the Company stockholders (an “Annual Meeting”) after the Effective Date and (ii) will continue to serve as a Non-Employee Director immediately following such Annual Meeting shall be granted, on the date of such Annual Meeting, an equity award consisting of a number of shares of Restricted Stock (as defined in the Plan) with a grant date fair value of $200,000. The awards described in this Section 2(a) shall be referred to as the “Annual Awards.”

b.
Initial Awards. Each Non-Employee Director who is initially elected or appointed to the Board after the Effective Date shall be granted, on the effective date of such Non-Employee Director’s initial election or appointment, an Option (as defined in the Plan) with a grant date fair value of $250,000. The awards described in this Section 2(b) shall be referred to as “Initial Awards.” For the avoidance of doubt, no Non-Employee Director shall be granted more than one Initial Award.

c.
Termination of Employment of Directors. Members of the Board who are employees of the Company or any parent or subsidiary of the Company who, following the Effective Date, terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Award pursuant to Section 2(b) above, but to the extent that they are otherwise eligible, will be eligible to receive, after termination from employment with the Company and any parent or subsidiary of the Company, Annual Awards as described in Section 2(a) above.

d.	Vesting of Awards Granted to Non-Employee Directors. Subject to the Non-Employee Director continuing in service through each applicable vesting date:

(i)
Annual Award. Each Annual Award shall vest on the first anniversary of the date of grant or, if earlier, the date which is the business day immediately preceding the date of the first Annual Meeting following the date of grant.

(ii)
Initial Award. Each Initial Award shall vest as to one-third of such award on each of the first through third anniversaries of the date of grant or, if earlier and the date of grant was the date of an Annual Meeting, the date which is the business day immediately preceding the date of the Annual Meeting preceding such anniversary date.

(iii)
Termination. Except as provided below in the case of a Change in Control (as defined in the Plan), no portion of an Annual Award or Initial Award that is unvested at the time of a Non-Employee Director’s Termination (as defined in the Plan) from the Board shall become vested thereafter.

(iv)
Change in Control. If a Change in Control occurs and (i) a Non-Employee Director has not experienced a Termination (as defined in the Plan) prior thereto and immediately following the Change in Control the Non-Employee Director is not a member of the Board or the board of directors of the ultimate parent corporation of the Company (or the Company’s successor) (such board, the “Applicable Board”) or (ii) within 24 months following such Change in Control, the Non-Employee Director’s service on the Applicable Board Terminates other than by reason of a voluntary resignation by the Non-Employee Director, the Initial Awards and all Annual Awards shall become fully vested and exercisable upon the date of the Non-Employee Director’s Termination.

Compensation Limits
Notwithstanding anything to the contrary in this Policy, all compensation payable under this Policy will be subject to any limits on the maximum amount of Non-Employee Director compensation set forth in the Plan, as in effect from time to time.

Modifications to the Policy
This Policy may be amended, modified or terminated at any time by action by the Board or the Compensation Committee of the Board in its sole discretion. The terms and conditions of this Policy shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors and between any subsidiary of the Company and any of its Non-Employee Directors.